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sonic increases share repurchase authorization by $40 million

Declares Quarterly Dividend

OKLAHOMA CITY (October 20, 2016) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced that its Board of Directors has increased its authorization under the share repurchase program by $40 million.  The additional authorization allows for up to $195 million of common stock to be repurchased through August 31, 2017.  In fiscal 2016, the company repurchased approximately $148 million in common stock, including $22 million under the current program, leaving $173 million remaining under the enhanced authorization for repurchase during fiscal 2017. Share repurchases may be made from time to time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share of common stock to be paid to shareholders of record as of the close of business on November 9, 2016, with a payment date of November 18, 2016.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's Board of Directors.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $6 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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